EXHIBIT 77C

RiverSource Strategy Series, Inc. -- N-SAR Exhibits

RESULTS OF MEETING OF SHAREHOLDERS
COLUMBIA EQUITY VALUE FUND
SPECIAL MEETING OF SHAREHOLDERS HELD ON FEB. 15, 2011
(UNAUDITED)

A brief description of the proposals voted upon at the meeting and the votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal are set forth below. A vote is based on total dollar interest in the Fund.

PROPOSAL 1:  To elect directors to the Board.

                                  DOLLARS VOTED "FOR"      DOLLARS VOTED "WITHHOLD"     ABSTENTIONS      BROKER NON-VOTES
                                  -------------------      ------------------------     -----------      ----------------
01. Kathleen Blatz                  602,835,484.951             15,830,166.189             0.000               0.000
02. Edward J. Boudreau, Jr.         603,263,641.653             15,402,009.486             0.000               0.000
03. Pamela G. Carlton               603,458,413.715             15,207,237.424             0.000               0.000
04. William P. Carmichael           602,763,814.910             15,901,836.230             0.000               0.000
05. Patricia M. Flynn               602,800,724.910             15,864,926.229             0.000               0.000
06. William A. Hawkins              602,792,301.339             15,873,349.800             0.000               0.000
07. R. Glenn Hilliard               603,083,629.269             15,582,021.871             0.000               0.000
08. Stephen R. Lewis, Jr.           602,540,536.480             16,125,114.660             0.000               0.000
09. John F. Maher                   603,557,342.692             15,108,308.447             0.000               0.000
10. John J. Nagorniak               603,017,079.103             15,648,572.037             0.000               0.000
11. Catherine James Paglia          602,613,322.742             16,052,328.397             0.000               0.000
12. Leroy C. Richie                 603,346,895.023             15,318,756.117             0.000               0.000
13. Anthony M. Santomero            601,921,555.551             16,744,095.588             0.000               0.000
14. Minor M. Shaw                   602,837,620.731             15,828,030.408             0.000               0.000
15. Alison Taunton-Rigby            603,024,791.787             15,640,859.353             0.000               0.000
16. William F. Truscott             602,904,041.504             15,761,609.636             0.000               0.000

PROPOSAL 2: To approve a proposed amendment to the Articles of Incorporation.

DOLLARS VOTED "FOR"   DOLLARS VOTED "AGAINST"    ABSTENTIONS   BROKER NON-VOTES
-------------------   -----------------------  --------------  ----------------
  591,895,598.235         14,276,360.541       12,493,651.353       41.010

PROPOSAL 3: To approve a proposed Agreement and Plan of Redomiciling.

DOLLARS VOTED "FOR"   DOLLARS VOTED "AGAINST"    ABSTENTIONS   BROKER NON-VOTES
-------------------   -----------------------  --------------  ----------------
  467,834,251.913          15,494,073.370      15,087,887.936   120,249,437.920

PROPOSAL 4: To approve a proposed Investment Management Services Agreement with Columbia Management Investment Advisers, LLC.

DOLLARS VOTED "FOR"   DOLLARS VOTED "AGAINST"    ABSTENTIONS   BROKER NON-VOTES
-------------------   -----------------------  --------------  ----------------
  445,348,912.154         38,433,977.382       14,633,323.683   120,249,437.920

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